Exhibit 10.3

Execution Copy

ENVESTNET, INC.
EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (this “Agreement”) is made and entered into as of May 12, 2016 (the “Effective Date”), by and between Envestnet, Inc. (“Envestnet”), Envestnet Asset Management, Inc. (the “Company”), and Peter D’Arrigo (the “Executive”).  Envestnet, the Company and the Executive are sometimes hereinafter referred to individually as a “Party” and together as “Parties.”

Unless otherwise defined in the body of this Agreement, capitalized terms shall be defined as provided in Appendix I to this Agreement.

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

AGREEMENT

1.                                      Agreement Term.  The “Agreement Term” shall mean the period commencing on the Effective Date and, unless terminated sooner as provided in Section 6(a) hereof, continuing until the three-year anniversary of the Effective Date, provided that the Agreement Term shall automatically be extended for successive one-year periods unless either party shall give the other written notice of its intention not to extend the Agreement Term at least ninety (90) days prior to the expiration of the then current Agreement Term (the end of the initial three-year period or any subsequent one-year period is the Termination Date).  Notwithstanding the foregoing, if a Change in Control occurs prior to the Termination Date, the Agreement Term shall continue until the later to occur of the Termination Date or the last day of the Change in Control Period.  Following the end of the Agreement Term, the Employee shall continue to be employed on an “at-will” basis, and the provisions of this Agreement shall no longer apply except to the extent that a provision hereunder specifically continues to apply after the end of the Agreement Term.

2.                                      Position and Duties.

(a)                                 Title; Responsibilities.  During the Employment Period, the Executive will serve as the Chief Financial Officer of the Company and Envestnet and will have the normal duties, responsibilities and authority of that position, subject to the power of the Company to expand or limit such duties, responsibilities and authority; provided, however, at all times, Executive’s duties, responsibilities and authority shall be commensurate with such duties, responsibilities and authority held by executives in comparable positions in corporations of similar size and scope to the Company in the Company’s industry.  The Executive shall report to the Chief Executive Officer of Envestnet.  In this trusted, executive position, the Executive will be given access to the Company’s Confidential Information.  The Executive shall comply in all material respects with all applicable laws, rules and regulations relating to the performance of the Executive’s duties and responsibilities hereunder.

3.                                      Compensation.

(a)                                 Base Salary.  The Executive shall receive a yearly Base Salary under this Agreement in the initial amount of $325,000 per year.  The Executive’s Base Salary will be paid by the Company in substantially equal installments in accordance with the Company’s normal payroll practices.  The Base Salary will be reviewed annually for possible increase in accordance with the Company’s procedures for the review of compensation of executives at the Executive’s level and any such increased Base Salary shall constitute “Base Salary” for purposes of this Agreement.  All amounts payable to the Executive under this Agreement will be subject to all required withholding by the Company.

(b)                                 Discretionary Annual Cash Bonus and Long Term Incentive Award.  In addition to the Base Salary, Executive shall be eligible for an annual discretionary cash bonus (the “Annual Cash Bonus”).  The target amount of the Annual Cash Bonus and applicable performance goals shall be determined by the Compensation Committee of the Board during a meeting in the first quarter of each year; provided, however, that the Annual Cash Bonus paid for 2016 performance shall be no less than $242,000.  The amount of Executive’s actual Annual Cash Bonus to be paid shall be determined by the Compensation Committee and paid no later than March 15 of the year following the calendar year to which such bonus relates.  Executive must remain employed by the Company through the last day of the calendar year in order to receive such Annual Cash Bonus, except as provided below in Section 6.

Executive shall also be eligible, subject to approval of the Board, for annual grants of long-term incentive awards granted pursuant to the Envestnet, Inc. 2010 Long-Term Incentive Plan, or such other long term incentive plan as may be adopted by the Company covering executives at Executive’s level, as in effect from time to time (in either case, the “LTIP”), provided that the amount and form of any such awards shall be as determined by the Compensation Committee in its sole discretion, subject to the terms and conditions of the LTIP and any award agreement.  In consideration for Executive’s agreement to enter into this Agreement, the Company has agreed to make a one-time grant of 30,000 performance share units pursuant to the LTIP to the Executive pursuant to the terms of the grant agreement attached hereto as Exhibit A.

4.                                      Vacation.  Effective January 1, 2016, the Executive will be entitled to twenty-five (25) days of vacation each fiscal year subject to the terms of the applicable policy of the Company.

5.                                      Benefits.

(a)                                 Other Benefit Plans and Programs.  In addition to the Base Salary and other compensation provided for in Section 3 above, the Executive shall be eligible to participate in such health and welfare benefit plans (including Executive’s eligible dependents) and any qualified and/or non-qualified retirement plans of the Company as may be in effect from time to time; provided, however, that participation shall be subject to all of the terms and conditions of such plans, including, without limitation, all waiting periods, eligibility requirements, vesting, contributions, exclusions and other similar conditions or limitations.  Any and all benefits under any such plans shall also be payable, if applicable, in accordance with the underlying terms and conditions of such plan document.  Executive’s participation in the foregoing plans and any perquisite programs will be on terms no less favorable than afforded to executives at the Executive’s level, as in effect from time to time.  The Company, however, shall have the right in its sole discretion to modify, amend or terminate such benefit plans and/or perquisite programs at any time except as otherwise provided pursuant to the terms of such plans or programs.  The Company will reimburse the Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies and procedures in effect from time to time.

6.                                      Termination.

(a)                                 Events of Termination.  The Executive’s employment with the Company and the Agreement Term will end on the earliest to occur of (i) the Executive’s death or Permanent Disability, (ii) the Executive’s resignation at any time with or without Good Reason, or (iii) termination by the Company at any time with or without Cause.  Except as otherwise provided herein, any termination of the Executive’s employment by the Company or by the Executive will be effective as specified in a written notice from the terminating Party to the other Party; provided, however, if the Executive’s employment with the Company is terminated during the Agreement Term by the Company without Cause or by the Executive without Good Reason, the terminating Party must give the other Party at least thirty (30) days prior written notice.

(b)                                 Termination Due to Death or Permanent Disability.  If the Executive’s employment is terminated pursuant to Section 6(a)(i) above, then, through the Executive’s Termination Date, the Executive will be entitled to the Accrued Benefits, any earned but unpaid Annual Cash Bonus for a completed calendar year pursuant to Section 3(b) and a payment equal to the Pro-Rata Bonus (as defined below) paid on the sixty-day anniversary of the Termination Date.

(c)                                  Termination by the Company With Cause or by the Executive Without Good Reason.  If the Executive’s employment is terminated by the Company with Cause or if the Executive resigns without Good Reason, then, through the Executive’s Termination Date, the Executive will be entitled to receive the Accrued Benefits.

(d)                                 Termination by the Company Without Cause or by the Executive With Good Reason.  If:

(i)                               the Executive’s employment with the Company is terminated during the Agreement Term (A) by the Company without Cause, or (B) by the Executive with Good Reason; and

(ii)                            the Executive executes a Release and such Release is not timely revoked by Executive and becomes legally effective, as provided in Section 6(e); and

(iii)                         the Executive continues to comply with the terms of this Agreement and the Release,

then the Executive will be entitled to receive the following:

(A)                               Accrued Benefits.  The Accrued Benefits and any earned but unpaid Annual Cash Bonus for a completed calendar year pursuant to Section 3(b);

(B)                               Severance Pay.  Payment of an amount equal to two (2) multiplied by the sum of Executive’s Base Salary (at the rate then in effect) plus an amount equal to the average of the Annual Cash Bonus amounts paid in relation to the two years prior to the year in which the Termination Date occurs, which shall be payable in equal installments on the Company’s regular payroll dates over a period of twenty-four (24) months following the Termination Date, subject to Section 6(e);

(C)                               Pro-Rata Bonus for Year of Termination.  Payment of an amount on the sixty day anniversary of the Termination Date equal to the average of the Annual Cash Bonus amounts paid in relation to the two years prior to the year in which the Termination Date occurs multiplied by a fraction, the numerator of which shall equal the number of days during such calendar year prior to the Termination Date and the denominator of which shall equal three hundred and sixty-five (365) (such amount the “Pro-Rata Bonus”); and

(D)                               Health Care Continuation.  A lump sum cash payment equal to the “applicable percentage” of the monthly COBRA premium cost applicable to Executive if Executive (or his dependents) were to elect COBRA coverage in connection with such termination multiplied by eighteen (18) months, with such amount to be paid on the sixty-day anniversary of such Termination Date; for purposes hereof, the “applicable percentage” shall be the percentage of Executive’s health care premium costs covered by the Company as of the Termination Date.

(e)                                  Release Requirements.  Notwithstanding the foregoing, the Executive shall not be entitled to receive any of the payments or benefits described in Section 6(d) (other than the Accrued Benefits) unless, not later than sixty (60) days after the Termination Date, the Executive has executed the Release, and the period during which the Release may be revoked has expired without the Executive having revoked the Release; provided, however that if the Executive dies or incurs a Permanent Disability (such that the Executive is unable to legally execute an enforceable Release) following termination by the Company without Cause or by the Executive with Good Reason but prior to the date that such Release becomes effective, the Executive or the Executive’s estate shall remain eligible to receive such payments without the Release becoming effective.  None of the payments or benefits described in Section 6(d) (other than the Accrued Benefits) shall be paid until the Release has been signed and become effective (other than in the event of death or Permanent Disability as provided in the previous sentence), and any payments, which would otherwise be payable during such sixty-day period prior to the date the Release becomes effective, shall be accumulated and paid to on the first payroll date following the date the Release becomes effective without interest, or, if such sixty-day period begins in one calendar year and ends in a second calendar year, the first payroll date during the second calendar year following the date the Release becomes effective, as described above.

(f)                                   No Offset or Mitigation.  Except for such monies due and owing the Company, if Executive’s employment with the Company is terminated for any reason, the Company will have no right of offset, nor will Executive be under any duty or obligation to seek or accept alternative or substitute employment at any time after the effective date of such termination or otherwise mitigate any amounts payable by the Company to Executive.

(g)                                  No Other Benefits.  Except as set forth in this Section 6, the Executive will not be entitled to any other Base Salary, severance, compensation or benefits from the Company following a termination of employment, other than those previously earned under any of the Company’s retirement plans or expressly required under applicable law.  For the avoidance of doubt, Executive’s rights upon termination of employment under any outstanding LTIP grants will be determined exclusively by the terms of the LTIP and any award agreements.

7.                                      Confidential Information.

(a)                                 The Executive recognizes and acknowledges that the continued success of the Company and its Affiliates depends upon the use and protection of a large body of confidential and proprietary information and that the Executive will have access to the entire universe of the Company’s Confidential Information (as defined below in Section 7(b)), as well as certain confidential information of other Persons with which the Company and its Affiliates do business, and that such information constitutes valuable, special and unique property of the Company, its Affiliates and such other Persons.

(b)                                 Confidential Information.  For purposes of this Agreement, the Company’s “Confidential Information” shall include the Company and its Affiliates’ trade secrets as defined under Illinois law, as well as any other information or material which is not generally known to the public, and which:  (a) is generated, collected by or utilized in the operations of the Company or its Affiliates’ business and relates to the actual or anticipated business, research or development of the Company, its Affiliates or the Company and its Affiliates’ actual or prospective Customers; or (b) is suggested by or results from any task assigned to the Executive by the Company or its Affiliates, or work performed by the Executive for or on behalf of the Company or its Affiliates.  Confidential Information shall not be considered generally known to the public if the Executive or others improperly reveal such information to the public without the Company or its Affiliates’ express written consent and/or in violation of an obligation of confidentiality owed to the Company or its Affiliates.  Confidential Information includes, without limitation, the information, observations and data obtained by the Executive while employed by the Company concerning the business or affairs of the Company or its Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company or its Affiliates’ business or industry, the identities of and other information (such as databases) relating to the current, former or prospective employees, suppliers and Customers of the Company or its Affiliates, development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment.

(c)                                  The Executive agrees to use the Company’s Confidential Information only as necessary and only in connection with the performance of Executive’s duties hereunder.  The Executive shall not, without the Company’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of the Company or its Affiliates, or directly or indirectly, disclose outside of the Company or outside of the Affiliates, any of the Company’s Confidential Information, as long as such matters remain Confidential Information.  The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations the Executive may have by law with respect to the Company’s Confidential Information, including any obligations the Executive may owe under any applicable trade secrets statutes or similar state or federal statutes.  This Agreement shall not prevent the Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit the Executive from divulging the Company’s Confidential Information by order of court or agency of competent jurisdiction.  However, the Executive shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of the Company’s Confidential Information until the Company or its relevant Affiliates have been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.

(d)                                 The Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company or its Affiliates to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Agreement Term and thereafter, and without in any way limiting the foregoing provisions of this Section 7, the Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company and its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use Third Party Information unless expressly authorized by such third party or by the Board.

(e)                                  During the Agreement Term and thereafter, the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person or entity to whom the Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or its Affiliates any unpublished documents or any property belonging to any former employer or any other person or entity to whom the Executive has an obligation of confidentiality unless consented to in writing by the former employer or such other person or entity.  The Executive will use in the performance of Executive’s duties only information which is (i) generally known and used by persons with training and experience comparable to the Executive’s and which is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person or entity to whom the Executive has an obligation of confidentiality, approved for such use in writing by such former employer or other person or entity.

(f)                                   Nothing in this Section 7 prohibits the Executive from reporting possible violations of applicable law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.

8.                                      Return of the Company Property.  The Executive acknowledges and agrees that all notes, records, reports, sketches, plans, unpublished memoranda or other documents, whether in paper, electronic or other form (and all copies thereof), held by the Executive concerning any information relating to the business of the Company or its Affiliates, whether confidential or not, are the property of the Company and its Affiliates.  The Executive will immediately deliver to the Company at the termination or expiration of the Agreement Term, or, if later, at the termination of employment, or at any other time the Company may request, all equipment, files, property, memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and all electronic, paper or other copies thereof) belonging to the Company or its Affiliates which includes, but is not limited to, any materials that contain, embody or relate to the Confidential Information, Work Product or the business of the Company or its Affiliates, which Executive may then possess or have under Executive’s control.  The Executive will take any and all actions reasonably deemed necessary or appropriate by the Company or its Affiliates from time to time in its sole discretion to ensure the continued confidentiality and protection of the Confidential Information.  The Executive will notify the Company and the appropriate Affiliates promptly and in writing of any circumstances of which the Executive has knowledge relating to any possession or use of any Confidential Information by any Person other than those authorized by the terms of this Agreement.

9.                                      Intellectual Property Rights.  The Executive acknowledges and agrees that all inventions, technology, processes, innovations, ideas, improvements, developments, methods, designs, analyses, trademarks, service marks, and other indicia of origin, writings, audiovisual works, concepts, drawings, reports and all similar, related, or derivative information or works (whether or not patentable or subject to copyright), including but not limited to all resulting patent applications, issued patents, copyrights, copyright applications and registrations, and trademark applications and registrations in and to any of the foregoing, along with the right to practice, employ, exploit, use, develop, reproduce, copy, distribute copies, publish, license, or create works derivative of any of the foregoing, and the right to choose not to do or permit any of the aforementioned actions, which relate to the Company or Affiliates’ actual or anticipated Business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company or an Affiliate (collectively, the “Work Product”) belong to the Company.  The Executive further acknowledges and agrees that to the extent relevant, this Agreement constitutes a “work for hire agreement” under the Copyright Act, and that any copyrightable work (“Creation”) constitutes a “work made for hire” under the Copyright Act such that the Company is the copyright owner of the Creation.  To the extent that any portion of the Creation is held not to be a “work made for hire” under the Copyright Act, the Executive hereby irrevocably assigns to the Company all right, title and interest in such Creation.  All other rights to any new Work Product and all rights to any existing Work Product are also hereby irrevocably conveyed, assigned and transferred to the Company pursuant to this Agreement.  The Executive will promptly disclose and deliver such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the Agreement Term) to establish, confirm and protect such ownership (including, without limitation, the execution of assignments, copyright registrations, consents, licenses, powers of attorney and other instruments).

10.                               Non-Compete, Non-Solicitation.

(a)                                 In further consideration of the compensation to be paid to the Executive hereunder, the Executive acknowledges that in the course of Executive’s employment with the Company, Executive has, and will continue to, become familiar with the Company’s Confidential Information, methods of doing business, business plans and other valuable proprietary information concerning the Company, its Affiliates, and their Customers and suppliers and that Executive’s services have been and will be of special, unique and extraordinary value to the Company and its Affiliates.  The Executive agrees that, during the Employment Period and continuing for twenty-four (24) months thereafter, regardless of the reason for the termination of Executive’s employment (the “Restricted Period”), the Executive will not, directly or indirectly, anywhere in the Restricted Area:

(i)                               own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by, any entity which is in competition with the Business of the Company or its Affiliates in which the Executive would hold a position with responsibilities that are entirely or substantially similar to any position the Executive held during the last twelve (12) months of the Executive’s employment with the Company or in which the Executive would have responsibility for and access to confidential information that is similar to or relevant to that which the Executive had access to during the last twelve (12) months of the Executive’s employment with the Company; or provide services to any person or entity that engages in any business that is similar to, or competitive with the Company or its Affiliates’ Business if doing so would require the Executive to use or disclose the Company’s Confidential Information.

A business or entity shall be considered “in competition” with the Company or its Affiliates if it engages in the Business, as defined in this Agreement, in which the Company or any of its affiliates engages.

Nothing herein will prohibit the Executive from being a passive owner of not more than one percent (1%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

(b)                                 During the Restricted Period, the Executive will not, directly or indirectly, in any manner:  (i) hire or engage, or recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with, any Person who is or was an employee of or individual consultant who provided services (directly or indirectly) to the Company or its Affiliates within the twelve (12) month period immediately preceding the termination of Executive’s employment, (ii) induce or attempt to induce any person who is or was an employee of, or individual consultant who provided services (directly or indirectly) to, the Company or its Affiliates within the twelve (12) month period immediately preceding the termination of Executive’s employment, to leave the employ of the Company or the relevant Affiliates, or in any way interfere with the relationship between the Company, its Affiliates and any of their employees or individual consultants, (iii) employ or retain or enter into any business relationship with any person who was an employee of or individual consultant who provided services (directly or indirectly) to the Company or its Affiliates within the twelve (12) month period immediately preceding the termination of Executive’s employment, or (iv) recommend the hiring of, or provide a reference for any person who was an employee of or individual consultant who provided services (directly or indirectly) to the Company or its Affiliates (provided, however that the Executive may hire former employees and consultants to the Company and its Affiliates after such former employees or consultants have ceased to be employed or otherwise engaged by the Company or its Affiliates for a period of at least twelve (12) months).

(c)                                  During the Restricted Period, the Executive will not, directly or indirectly:  (i) call on, solicit or service any Customer with the intent of selling or attempting to sell any service or product similar to, or competitive with, the services or products sold by the Company or its Affiliates as of the date of the termination of Executive’s employment, or (ii) in any way interfere with the relationship between the Company, its Affiliates and any Customer, supplier, licensee or other business relation (or any prospective Customer, supplier, licensee or other business relationship) of the Company or its Affiliates (including, without limitation, by making any negative or disparaging statements or communications regarding the Company, its Affiliates or any of their operations, officers, directors or investors).  This non-solicitation provision applies to those Customers, suppliers, licensees or other business relationships of the Company with whom the Executive: (1) has had contact or has solicited at any time in the twelve (12) month period of time preceding the termination of the Executive’s employment; (2) has supervised the services of any of the Company’s or Affiliates’ employees who have had any contact with or have solicited at any time during the twelve (12) month period of time preceding the termination of Executive’s employment; or (3) has had access to any Confidential Information about such Customers, suppliers, licensees or other business relationships at any time during the twelve (12) month period of time preceding the termination of Executive’s employment.

(d)                                 The Executive acknowledges and agrees that the restrictions contained in this Section 10 with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its Affiliates.  In particular, the Executive agrees and acknowledges that the Company is currently engaging in Business and actively marketing its services and products throughout the Restricted Area, that Executive’s duties and responsibilities for the Company and/or its Affiliates are co-extensive with the entire scope of the Company’s Business, that the Company has spent significant time and effort developing and protecting the confidentiality of their methods of doing business, technology, Customer lists, long term Customer relationships and trade secrets and that such methods, technology, Customer lists, Customer relationships and trade secrets have significant value.  However, if, at the time of enforcement of this Section 10, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of the Company and its Affiliates, the Parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible.  The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of the provisions of Sections 7, 8, 9 and 10, which Sections will be enforceable notwithstanding the existence of any breach by the Company.  Notwithstanding the foregoing, the Executive will not be prohibited from pursuing such claims or causes of action against the Company (including, but not limited to, a declaratory judgment).  The Executive consents to the Company notifying any future employer of the Executive of the Executive’s obligations under Sections 7, 8, 9 and 10 of this Agreement.

11.                               Survival.  Any provision which by its nature is intended to survive and continue in full force in accordance with its terms shall continue notwithstanding the termination of the Agreement Term.

12.                               Notices.  Any notice provided for in this Agreement will be in writing and will be either personally delivered, sent by reputable overnight courier service, mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to the Executive:

Peter D’Arrigo

At such home address which is currently on record with the Company

Notices to the Company:

Envestnet, Inc.
Attn:  Chief Legal Officer, General Counsel
35 East Wacker Drive, 24th Floor
Chicago, IL 60601

with copies to (which will not constitute notice to the Company):

Ryan Liebl, Esq.
Mayer Brown LLP
71 South Wacker Driver
Chicago, IL 60606-4637

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party.  Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

13.                               Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.                               Complete Agreement.  This Agreement embodies the complete agreement and understanding among the Parties and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

15.                               Counterparts.  This Agreement may be executed in separate counterparts (including by facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16.                               No Strict Construction.  The parties hereto jointly participated in the negotiation and drafting of this Agreement.  The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the Parties hereto, and no rule of strict construction will be applied against any Person.

17.                               Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns.  The Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company.  The Company may not assign its rights and obligations hereunder, without the consent of, or notice to, the Executive, with the sole exception being a sale to any Person that acquires all or substantially all of the Company whether stock or assets, in which case such consent of the Executive is not necessary.

18.                               Choice of Law; Exclusive Venue.  THIS AGREEMENT, AND ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS.  SUBJECT TO SECTION 19 OF THIS AGREEMENT, THE PARTIES AGREE THAT ALL LITIGATION ARISING OUT OF OR RELATING TO SECTIONS 7, 8, 9 OR 10 OF THIS AGREEMENT MUST BE BROUGHT EXCLUSIVELY IN ILLINOIS (COLLECTIVELY THE “DESIGNATED COURTS”).  EACH PARTY HEREBY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE DESIGNATED COURTS.  WITH RESPECT TO LITIGATION UNDER SECTIONS 7, 8, 9 OR 10 OF THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL CLAIMS OR DEFENSES OF LACK OF PERSONAL JURISDICTION OR ANY OTHER JURISDICTION DEFENSE, AND ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN ANY DESIGNATED COURT, INCLUDING ANY RIGHT TO OBJECT ON THE BASIS THAT ANY DISPUTE, ACTION, SUIT OR

PROCEEDING BROUGHT IN THE DESIGNATED COURTS HAS BEEN BROUGHT IN AN IMPROPER OR INCONVENIENT FORUM OR VENUE.

19.                               Dispute Resolution.  Notwithstanding anything to the contrary, any and all other disputes, controversies or questions arising under, out of, or relating to this Agreement (or the breach thereof), or, the Executive’s employment with the Company or termination thereof, other than those disputes relating to Sections 7 (Confidential Information), 8 (return of property), 9 (intellectual property) and 10 (covenants of noncompete and nonsolicitation) of this Agreement, shall be referred for binding arbitration in Chicago, Illinois to a neutral arbitrator (who is licensed to practice law in any State within the United States of America) selected by the Executive and the Company and this shall be the exclusive and sole means for resolving such dispute.  Such arbitration shall be conducted in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association.  The arbitrator shall have the discretion to award reasonable attorneys’ fees, costs and expenses to the prevailing party.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This Section 19 does not apply to any action by the Company to enforce Sections 7, 8, 9 and 10 of this Agreement and does not in any way restrict the Company’s rights under Section 18 of this Agreement.

20.                               Mutual Waiver of Jury Trial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

21.                               Section 280G.

(a)                                 In the event that the total amount of payments to be received by the Executive, pursuant to this Agreement or otherwise, that are contingent upon a change in ownership or control (within the meaning of Section 280G of the Code) would, but for this Section 21(a), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the amount of payments to be received by the Executive pursuant to this Agreement shall be reduced to the maximum amount that will cause the total amounts of the payments not to be subject to the Excise Tax, but only if the amount of such payments, after such reduction and after payment of all applicable taxes on the reduced amount, is equal to or greater than the amount of such payments the Executive would otherwise be entitled to retain without such reduction after the payment of all applicable taxes, including the Excise Tax.

(b)                                 The accounting firm engaged by the Company for general audit purposes shall perform any calculations necessary in connection with this Section 21.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The accounting firm engaged to make the determinations under this Section 21 shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a payment contingent on a change in control is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.  If the accounting firm determines that no Excise Tax is payable with respect to such payments, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such payments.  Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon Executive and the Company.  If a reduction in payments or benefits constituting “parachute payments” is required by Section 21(a), the reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to the Company’s approval if made on or after the date on which the event that triggers the payment occurs and to the extent that such election does not violate Code Section 409A): reduction of cash payments (in reverse order of the date on which such cash payments would otherwise be made with the cash payments that would otherwise be made last being reduced first); cancellation of accelerated vesting of stock awards; reduction of employee benefits.  In the event that accelerated vesting of stock awards is to be reduced, such accelerated vesting shall be cancelled in the reverse order of the grant date of Executive’s stock awards unless Executive elects in writing a different order for cancellation.

22.                               Indemnification.  In addition to any rights to indemnification to which the Executive is entitled under the Company’s charter and by-laws, to the extent permitted by applicable law, the Company will indemnify, from the assets of the Company supplemented by insurance in an amount determined by the Company, the Executive at all times, during and after the Agreement Term, and, to the maximum extent permitted by applicable law, shall pay the Executive’s expenses (including reasonable attorneys’ fees and expenses, which shall be paid in advance by the Company as incurred, subject to recoupment in accordance with applicable law) in connection with any threatened or actual action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party by reason of any act or omission or alleged act or omission in relation to any affairs of the Company or any Affiliate of the Company of the Executive as an officer, director or employee of the Company or any Affiliate of the Company.  The Company shall use best efforts to purchase and maintain, at its own expense, during the Agreement Term and thereafter insurance coverage sufficient in the reasonable determination of the Board to satisfy any indemnification obligation of the Company arising under this Section 22.

23.                               Nondisparagement.  Both during the Agreement Term and thereafter, the Executive shall not make or publish any statements or comments that disparage or injure the reputation or goodwill of the Company or any of its Affiliates, or any of its or their respective officers or directors, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of the Company, or any of its Affiliates, or any of its or their respective officers or directors, and the Company shall not, and shall not permit any of the members of the Board or senior executives to, make or publish any statements or comments that disparage or injure the reputation or goodwill of the Executive, or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of the Executive.  Nothing herein shall prevent the Executive, the Company, or any members of the Board or senior executives, from providing any information that may be compelled by law.

24.                               Assistance in Proceedings.  During the Agreement Term and thereafter, the Executive will cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, the Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments).  In the event the Company requires the Executive’s cooperation in accordance with this Section 24, the Company will pay the Executive a reasonable per diem as determined by the Board and reimburse the Executive for reasonable expenses incurred in connection therewith (including lodging and meals, upon submission of receipts).

25.                               Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive or pursuant to Section 13, and no course of conduct or course of dealing or failure or delay by any Party hereto in enforcing or exercising any of the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

26.                               Section 409A of the Code.

(a)                                 General.  The payments due under this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A.  Notwithstanding any other provision of this Agreement, payments of “nonqualified deferred compensation” provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. To the extent Section 409A applies, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments of “nonqualified deferred compensation” to be made under this Agreement by reason of a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b)                                 Specified Employees.  Notwithstanding any other provision of this Agreement, if at the time of Executive’s termination of employment, he is a “specified employee”, determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of his separation from service shall not be paid until the first payroll date to occur following the six (6)-month anniversary of Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six (6)-month period shall be paid in a lump sum on the Specified Employee Payment Date, without interest, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If Executive dies during the six (6)-month period, any delayed payments shall be paid to Executive’s estate in a lump sum upon Executive’s death.

(c)                                  Reimbursements.  To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

27.                               Clawback.  If the Company adopts a policy regarding recoupment of excess compensation applicable to its senior executives generally, including a policy adopted in compliance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, such policy shall control over any inconsistent provision of the Agreement and shall be binding on the Executive, and in no event shall the adoption or enforcement of such policy constitute Good Reason.

*    *    *    *    *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

ENVESTNET INC.

By:	/s/ Sharon Rosenthal

Its:	CHRO

ENVESTNET ASSET MANAGEMENT, INC.

By:	/s/ Sharon Rosenthal

Its:	CHRO

EXECUTIVE

/s/ Peter D’Arrigo

Peter D’Arrigo

APPENDIX I

DEFINITIONS

“Accrued Benefits” means (a) Base Salary earned through the Termination Date; (b) a payment representing the Executive’s accrued but unused vacation; and (c) anything in this Agreement to the contrary notwithstanding, (i) the payment of any vested, but not forfeited, benefits as of the Termination Date under the Company’s employee benefit plans payable in accordance with the terms of such plans and (ii) the availability of such benefit continuation and conversion rights to which Executive is entitled in accordance with the terms of such plans.

“Affiliates” means any company, directly or indirectly, controlled by, controlling or under common control with the Company, including, but not limited to, the Company’s subsidiary entities, parent, partners, joint ventures, and predecessors, as well as its successors and assigns.

“Board” means the Board of Directors of Envestnet.

“Business” means (a) the provision of investment advisory, integrated portfolio, practice management and reporting solutions and services to financial advisors and institutions; and (b) any other business directly engaged in by the Company and its Affiliates during period of the Executive’s employment with the Company.

“Cause” means (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, dishonesty, fraud, illegal drug use or breach of fiduciary duty, (ii) willful failure to perform duties as reasonably directed by the Chief Executive Officer, (iii) the Executive’s gross negligence or willful misconduct with respect to the performance of the Executive’s duties hereunder, (iv) obtaining any personal profit not fully disclosed to and approved by the Board in connection with any transaction entered into by, or on behalf of, the Company, or (v) any other material breach of this Agreement or any other agreement between the Executive and the Company. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have two (2) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.  For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

“Change in Control” means such term as defined in the Envestnet, Inc. 2010 Long-Term Incentive Plan, or such other LTIP as may be in effect from time to time.

“Change in Control Period” means the period commencing six (6) months prior to the date of a Change in Control ending on the twenty-four (24) months after the Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Copyright Act” means the United States Copyright Act of 1976, as amended.

“Customer” means any Person:

(a)                                 who purchased products or services from the Company or any of its Affiliates during the twelve (12) month period prior to the Executive’s Termination Date; or

(b)                                 to whom the Company or any of its Affiliates solicited the sale of its products or services during the twelve (12) month period prior to the Executive’s Termination Date.

“Good Reason” means, without the Executive’s consent, (i) material diminution in title, duties, responsibilities or authority of the Executive; (ii) reduction of Base Salary or employee benefits except for across-the-board changes for executives at the Executive’s level; (iii) a relocation of the Executive’s principal place of employment by more than fifty (50) miles, or (iv) material breach of the Agreement by the Company or any other agreement between the Company and the Executive; provided, however, that Executive’s voluntary termination shall be considered Good Reason only if (a) Executive provides notice to the Company of the act or omission constituting Good Reason within ninety (90) days of the occurrence of such act or omission; (b) after receiving such notice, the Company fails to remedy such act or omission within thirty (30) days of such notice; and (c) Executive resigns within thirty (30) days after the end of such cure period.

“Permanent Disability” means mental, physical or other illness, disease or injury, which has prevented the Executive from substantially performing Executive’s duties hereunder for the greater of:  (a) the eligibility waiting period under the Company’s long term disability Plan, if any, (b) an aggregate of six (6) months in any twelve (12) month period, or (c) a period of three (3) consecutive months.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or governmental or regulatory entities, department, agency or authority.

“Release” means the customary waiver and release agreement generally used by the Company for executives, as amended from time to time.

“Restricted Area” means (a) throughout the world, but if such area is determined by judicial action to be too broad, then it means (b) within North America, but if such area is determined by judicial action to be too broad, then it means (c) within the continental United States, but if such area is determined by judicial action to be too broad, then it means (d) within any state in which the Company and its Affiliates is engaged in Business.

“Termination Date” means the last day of Executive’s employment with the Company.